Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Registration Statement on Form S-1 of TuHURA Biosciences, Inc. of our report dated March 31, 2025, related to the consolidated financial statements of TuHURA Biosciences, Inc. as of and for the years ended December 31, 2024 and 2023, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Cherry Bekaert LLP

Tampa, Florida

September 18, 2025